Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE
April 25, 2013

Tellabs reports first-quarter revenue of $209 million

Naperville, Ill. — Tellabs’ first quarter 2013 revenue totaled $209 million, compared with $258 million in the year-ago quarter.

On a GAAP basis, Tellabs recorded a net loss of $56 million or 16 cents per share in the first quarter of 2013, compared with a net loss of $140 million or 38 cents per share in the first quarter of 2012.

On a non-GAAP basis, Tellabs recorded a net loss of $14 million or 4 cents per share in the first quarter of 2013, compared with a net loss of $15 million or 4 cents per share in the year-ago quarter. Non-GAAP results for the first quarter of 2013 exclude pretax charges of $39 million, compared with $114 million in the first quarter of 2012. Tellabs recorded restructuring charges of $35 million in the first quarter of 2013, compared with $106 million in the first quarter of 2012.

Tellabs holds cash and marketable securities of $572 million as of March 29, 2013. During the first quarter of 2013, the company repurchased 12 million shares for $26 million under its previously announced stock repurchase plan.

As announced in January, Tellabs repatriated approximately $375 million of cash held by non-U.S. subsidiaries during the first quarter of 2013. By using loss carryforwards and foreign tax credits, Tellabs paid taxes of $1.1 million on the repatriation.

Tellabs’ GAAP gross profit margin was 34.5% in the first quarter of 2013, compared with 37.1% in the year-ago quarter. On a non-GAAP basis, Tellabs gross profit margin was 34.8% in the first quarter of 2013, compared with 37.4% in the year-ago quarter.

For the first quarter of 2013, Optical segment revenue was $93 million, Data segment revenue was $33 million, Access segment revenue was $39 million and Services segment revenue was $44 million.

“We’re working to revitalize Tellabs’ performance with a focus on customers, strategy and results,” said Dan Kelly, Tellabs CEO and president. “Going forward, we’re working on what customers need to succeed with our optical and mobile solutions.”

Guidance — The following statements are forward-looking statements that are based on current expectations and involve risks and uncertainties, some of which are set forth below. We expect second-quarter 2013 revenue to be in a range from $200 million to $220 million. We expect non-GAAP gross margin to be 36%, plus or minus a point or two. We expect second-quarter non-GAAP operating expense to be in the mid $80 millions. Tellabs’ second-quarter non-GAAP gross margin excludes approximately $0.4 million, and non-GAAP operating expense excludes approximately $1.6 million, in equity-based compensation expense. We expect a second-quarter non-GAAP tax rate of about 32%.

For 2013, we continue to expect improving revenue and non-GAAP gross margin as the year progresses. We also continue to expect non-GAAP operating expenses to decrease to a target quarterly run-rate of $75 million in the second half of 2013.

Non-GAAP Information — Tellabs believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial results. More detailed information, including year-over-year segment comparisons, non-GAAP reconciliation tables and the reasons management believes non-GAAP measures provide useful information to investors can be found in the Results of Operations section of this news release.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference to discuss its first-quarter 2013 results at 9:00 a.m. Central time on Friday, April 26. To access a simultaneous webcast of the teleconference, go to the Tellabs website at http://www.tellabs.com/investors and click on the webcast link. From this site, you can download the necessary software and listen to the teleconference. Tellabs encourages you to review the site before the teleconference to ensure your computer is configured properly.

A taped replay of the call will be available at approximately noon Central Time on Friday, April 26. This toll-free replay will be available until midnight Central Time on Tuesday, April 30. A podcast of the call will be posted at http://www.tellabs.com/news/feeds on the afternoon of April 26.

To listen to the teleconference replay, call 855-859-2056. (Outside the United States, call 404-537-3406.) When prompted, enter the Tellabs conference ID number: 32961684.

About Tellabs – Tellabs innovations advance smart networks and help our customers succeed. That’s why 80% of the top global communications service providers choose our mobile backhaul, packet optical and services solutions. We help them get ahead by adding revenue, reducing expenses and optimizing networks.

Tellabs (Nasdaq: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index, the S&P MidCap 400 Index and several corporate responsibility indexes including the Maplecroft Climate Innovation Index, FTSE4Good and eight FTSE KLD indexes. www.tellabs.com

Forward-Looking Statements — This news release, which includes the Results of Operations discussion that follows, contains forward-looking statements, including but not limited to the next-quarter guidance contained in this release, that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: successful expansion into adjacent markets with new and existing products and platforms; product acceptance and profitability; our ability to compete with larger suppliers that can provide end to end solutions; customer concentration; the impact of customer and vendor consolidation; overall negative economic conditions generally and disruptions in credit and capital markets, including specific impacts of these conditions on the telecommunications industry, and other factors as more fully described in our Annual Report on Form 10-K for the year ended Dec. 28, 2012, supplemented or modified in subsequent filings with the SEC, under the caption “Risk Factors”. In light of these factors investors are advised not to rely on forward-looking statements in deciding whether to buy, sell or hold the company’s securities. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Tellabs® , , and Insight AnalyticsSM are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

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TELLABS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	First Quarter
	3/29/13	3/30/12
In millions, except per-share data
Revenue
Products	$165.0	$209.7
Services	44.4	48.2

Total revenue	209.4	257.9

Cost of Revenue
Products	106.9	128.7
Services	30.2	33.5

Total cost of revenue	137.1	162.2

Gross Profit	72.3	95.7

Gross profit as a percentage of revenue	34.5%	37.1%

Gross profit as a percentage of revenue - products	35.2%	38.6%
Gross profit as a percentage of revenue - services	32.0%	30.5%

Operating Expenses
Research and development	52.7	66.9
Sales and marketing	27.0	36.4
General and administrative	17.6	21.1
Intangible asset amortization	1.1	2.2
Restructuring and other charges	34.7	106.0

Total operating expenses	133.1	232.6

Operating Loss	(60.8)	(136.9)

Operating loss as a percentage of revenue	-29.0%	-53.1%

Other Income
Interest income, net	0.7	1.8
Other income (expense), net	1.2	(1.0)

Total other income	1.9	0.8

Loss Before Income Tax	(58.9)	(136.1)
Income tax benefit (expense)	3.0	(3.7)

Net Loss	$(55.9)	$(139.8)

Weighted Average Shares Outstanding
Basic	359.4	365.7

Diluted	359.4	365.7

Net Loss Per Share
Basic	$(0.16)	$(0.38)

Diluted	$(0.16)	$(0.38)

Cash Dividends Per Share	$—	$0.02

TELLABS, INC.

CONSOLIDATED BALANCE SHEETS

	3/29/13	12/28/12
In millions, except share data	Unaudited
Assets
Current Assets
Cash and cash equivalents	$370.3	$223.7
Investments in marketable securities	201.3	380.7

Total cash, cash equivalents and marketable securities	571.6	604.4

Other marketable securities	209.6	195.1
Accounts receivable, net of allowances of $1.3 and $1.3	199.6	246.8
Inventories
Raw materials	36.0	30.2
Finished goods	76.6	70.8

Total inventories	112.6	101.0
Income taxes	14.9	7.3
Miscellaneous receivables and other current assets	21.9	35.1

Total Current Assets	1,130.2	1,189.7

Property, Plant and Equipment
Land	19.9	20.1
Buildings and improvements	188.8	193.5
Equipment	387.2	406.4

Total property, plant and equipment	595.9	620.0
Accumulated depreciation	(385.7)	(389.6)

Property, plant and equipment, net	210.2	230.4
Goodwill	122.0	122.1
Intangible Assets, Net of Amortization	3.3	4.4
Other Assets	79.5	91.5

Total Assets	$1,545.2	$1,638.1

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$60.7	$57.4
Accrued compensation	34.1	37.7
Restructuring and other charges	30.6	19.1
Income taxes	45.7	61.5
Loan related to other marketable securities	209.6	195.1
Deferred revenue	26.7	20.3
Other accrued liabilities	60.1	78.5

Total Current Liabilities	467.5	469.6

Long-Term Restructuring Liabilities	4.6	2.8
Income Taxes	22.1	21.9
Other Long-Term Liabilities	39.8	42.5

Stockholders’ Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value;
no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value;
510,921,560 and 508,846,484 shares issued	5.1	5.1
Additional paid-in capital	1,595.4	1,592.2
Treasury stock, at cost: 153,395,726 and 141,284,352 shares	(1,258.0)	(1,231.0)
Retained earnings	580.1	636.0
Accumulated other comprehensive income	88.6	99.0

Total Stockholders’ Equity	1,011.2	1,101.3

Total Liabilities and Stockholders’ Equity	$1,545.2	$1,638.1

TELLABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	First Quarter
	3/29/13	3/30/12
In millions
Operating Activities
Net loss	$(55.9)	$(139.8)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10.7	14.4
Loss on disposal of property, plant and equipment	0.1	0.8
Equity-based compensation	3.1	5.5
Deferred income taxes	(0.6)	0.6
Restructuring and other charges	34.7	106.0
Net gain on investments in marketable securities	(1.2)	—
Net changes in assets and liabilities:
Accounts receivable	36.9	21.4
Inventories	(12.7)	12.5
Miscellaneous receivables and other current assets	4.7	2.8
Other assets	(3.4)	(2.3)
Accounts payable	3.7	(43.7)
Restructuring and other charges	(10.2)	(13.9)
Deferred revenue	6.5	8.1
Other accrued liabilities	(20.1)	(7.5)
Income taxes	0.6	(2.2)
Other long-term liabilities	(2.3)	(0.2)

Net Cash Used for Operating Activities	(5.4)	(37.5)

Investing Activities
Capital expenditures	(3.1)	(5.0)
Payments for purchases of investments	(95.5)	(110.7)
Proceeds from sales and maturities of investments	277.7	139.0

Net Cash Provided by Investing Activities	179.1	23.3

Financing Activities
Repurchase of common stock	(27.0)	(1.8)
Dividends paid	—	(7.3)

Net Cash Used for Financing Activities	(27.0)	(9.1)

Effect of Exchange Rate Changes on Cash	(0.1)	3.4

Net Increase (Decrease) in Cash and Cash Equivalents	146.6	(19.9)
Cash and Cash Equivalents - Beginning of Year	223.7	132.7

Cash and Cash Equivalents - End of Period	$370.3	$112.8

RESULTS OF OPERATIONS

First-quarter 2013 revenue was $209.4 million. Our business outside North America was challenged with continuing weakness in Western Europe and regulatory uncertainty in Mexico. As customers migrate to new technologies, revenue from earlier-developed products and services declines and overall corporate profitability suffers. This situation is compounded when customers are slow to adopt our new products and services. In the face of these market conditions, Tellabs is streamlining its costs and operating expenses with the goal of enhancing Tellabs solutions for future revenue growth while achieving nominal profitability.

Net loss in the first quarter of 2013 was $55.9 million or $0.16 per share (basic and diluted), compared with net loss of $139.8 million or $0.38 per share (basic and diluted) in the first quarter of 2012. Operating expenses during the first quarter of 2013 included $34.7 million of restructuring and other charges primarily related to the restructuring plan announced in January 2013. Operating expenses during the first quarter of 2012 included $106.0 million of restructuring and other charges primarily related to the restructuring plan announced in January 2012. Excluding these charges and other non-GAAP items, net loss in the first quarter of 2013 was $13.6 million or $0.04 per share (basic and diluted) compared with net loss of $15.3 million or $0.04 per share (basic and diluted) in the first quarter of 2012.

Revenue (in millions)

	First Quarter
	2013	2012	Change
Products	$165.0	$209.7	(21.3)%
Services	44.4	48.2	(7.9)%

Total revenue	$209.4	$257.9	(18.8)%

First quarter 2013 compared with first quarter 2012

Total revenue was $209.4 million, compared with $257.9 million, as higher revenue in the Access segment was more than offset by lower revenue in the Data, Optical and Services segments. On a geographic basis, revenue from customers in North America (United States and Canada) was $122.8 million (or 59% of total revenue), compared with $126.6 million (or 49% of total revenue). Revenue from customers outside North America was $86.6 million (or 41% of total revenue), compared with $131.3 million (or 51% of total revenue), as we saw lower revenue across all geographic regions outside North America.

Gross Margin

	First Quarter
	2013	2012	% Point Change
Products	35.2%	38.6%	(3.4)
Services	32.0%	30.5%	1.5
Consolidated	34.5%	37.1%	(2.6)

In the first quarter of 2013, products gross margins declined compared with the year-ago period, primarily as a result of the lower overall level of product revenue, including higher-margin Tellabs® 5000 and 8100 systems. Services gross margins increased in the first quarter of 2013, compared with the year-ago period. The increase was driven primarily by reduced services costs.

Operating Expenses (in millions)

	First Quarter			Percent of Revenue
	2013	2012	Change	2013	2012
Research and development	$52.7	$66.9	$(14.2)	25.2%	25.9%
Sales and marketing	27.0	36.4	(9.4)	12.9%	14.1%
General and administrative	17.6	21.1	(3.5)	8.4%	8.2%

Subtotal	97.3	124.4	(27.1)	46.5%	48.2%

Intangible asset amortization	1.1	2.2	(1.1)
Restructuring and other charges	34.7	106.0	(71.3)

Total operating expenses	$133.1	$232.6	$(99.5)

Operating expenses decreased in the first quarter of 2013, compared with the year ago period, primarily due to lower restructuring and other charges in the first quarter of 2013, compared with the first quarter of 2012. Excluding intangible asset amortization and restructuring and other charges, operating expenses in the first quarter of 2013 were $97.3 million, down $27.1 million from $124.4 million in the first quarter of 2012. Restructuring and other charges are due to severance ($15.8 million) and facility-and asset-related charges ($18.9 million).

Other Income (in millions)

	First Quarter
	2013	2012	Change
Interest income, net	$0.7	$1.8	$(1.1)
Other income (expense), net	1.2	(1.0)	2.2

Total other income	$1.9	$0.8	$1.1

Interest income was down in the first quarter of 2013, compared with the first quarter of 2012, due to lower interest rates and lower investment balances. Other income (expense), net, was higher in the first quarter of 2013, compared with the first quarter of 2012, primarily due to gains on sales of marketable securities in the first quarter of 2013.

Income Taxes

In the first quarter of 2013, we reported a tax benefit of $3.0 million, compared with tax expense of $3.7 million in the first quarter of 2012. Tax expense decreased due to a loss incurred from foreign operations in the first quarter 2013, compared to income in the first quarter of 2012. Because we continue to maintain a valuation allowance against our domestic deferred tax assets, no tax benefit was recorded on losses from domestic operations. During the first quarter of 2013, we increased our deferred tax asset by $1.5 million to record the effects of the American Taxpayer Relief Act (ATRA) for the 2012 tax year. This increase, which primarily represents an increase in U.S. research and development credits, was offset by an increase in our valuation allowance and had no impact on the tax benefit recorded in the first quarter of 2013.

Segment Revenue (in millions)

	First Quarter
	2013	2012	Change
Optical	$93.1	$104.4	(10.8)%
Data	32.9	69.4	(52.6)%
Access	39.0	35.9	8.6%
Services	44.4	48.2	(7.9)%

Total revenue	$209.4	$257.9	(18.8)%

Segment Profit (Loss)* (in millions)

	First Quarter
	2013	2012	Change
Optical	$12.8	$14.8	(13.5)%
Data	(14.8)	(5.0)	N/M
Access	8.2	6.4	28.1%
Services	14.6	15.2	(3.9)%

Total segment profit	$20.8	$31.4	(33.8)%

*	We define segment profit (loss) as gross profit less research and development expenses. Segment profit (loss) excludes sales and marketing expenses, general and administrative expenses, the amortization of intangibles, restructuring and other charges, and the impact of equity-based compensation.

First quarter 2013 compared with first quarter 2012

Optical

Revenue from the Optical segment was $93.1 million, compared with $104.4 million. Within this segment, increased revenue from the Tellabs® 7100 optical transport systems was more than offset by lower revenue from the Tellabs® 6300 managed transport systems and the Tellabs® 5000 digital cross-connect systems. Optical segment profit was $12.8 million, compared with $14.8 million. The decline in optical segment profitability was primarily driven by the lower overall revenue level and higher research and development expenses, which more than offset improved product gross margins.

Data

Revenue from the Data segment was $32.9 million, compared with $69.4 million, primarily on lower revenue from the Tellabs® 8600 and 8800 smart routers and the Tellabs® 8100 managed access systems. Data segment loss, driven primarily by the lower revenue level and lower gross margins, was $14.8 million, compared with segment loss of $5.0 million.

Access

Revenue from the Access segment was $39.0 million, compared with $35.9 million. Within this segment, we saw increased revenue from the Tellabs® 1600 single-family Optical Network Terminals (ONTs) and the Tellabs® 1000 access systems and flat revenue from the Tellabs® 1100 access systems. Access segment profit, driven primarily by the higher level of revenue and improved product gross margins, grew to $8.2 million, up 28.1% from $6.4 million.

Services Segment

Revenue from the Services segment was $44.4 million, compared with $48.2 million. The decline in segment revenue was driven primarily by lower deployment, support agreement and professional services revenue. Services segment profit was $14.6 million, compared with $15.2 million. The decrease in segment profit was driven primarily by the lower level of Services revenue, which more than offset improved services gross margins.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity consists of cash, cash equivalents and marketable securities of $571.6 million as of March 29, 2013, which decreased by $32.8 million since year-end 2012. We used $5.4 million in cash from operations, of which $10.2 million was related to cash restructuring payments. During the quarter, we repurchased 11.5 million shares of common stock at a cost of $25.7 million. Of the total cash, cash equivalents and marketable securities, as of March 29, 2013, $91.4 million was held by subsidiaries outside the United States.

We repatriated $375.5 million of our cash held by non-U.S. subsidiaries during the first quarter of 2013. Except for withholding taxes of $1.1 million, we expect net operating loss carry-forwards and foreign tax credits to offset any remaining cash tax liability related to the repatriation. We anticipate that future foreign earnings will be deemed to be permanently reinvested, although we could elect to repatriate funds held in one or more foreign jurisdictions. If applicable, withholding taxes could reduce the net amount of any future repatriation, and we could be required to accrue and remit applicable U.S. income taxes to the extent a tax liability results after utilization of net operating loss carryforwards and available tax credits.

The Tellabs Board of Directors did not authorize a cash dividend for the first quarter of 2013. We provide no assurance as to a future declaration or payment of a cash dividend or do we provide future assurance of a repurchase of common stock.

We believe that our investments are highly liquid instruments. We may rebalance the portfolio from time to time, which may affect the duration, credit structure, liquidity and future income of investments.

Based on historical performance and current forecasts, we believe the company’s cash, cash equivalents and marketable securities will satisfy working capital needs, capital expenditures and other liquidity requirements related to existing operations for the next 12 months. Future available sources of working capital, including cash, cash equivalents, and marketable securities, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources, should allow us to meet our long-term liquidity needs. Current policy is to use cash, cash equivalents and marketable securities to fund business operations, to expand business, potentially through acquisitions, to repurchase common stock and to potentially pay a cash dividend.

GAAP Sequential Comparisons

We believe that comparing some quarterly Statement of Operations data on a sequential basis provides important supplemental information to management and investors regarding financial and business trends relating to our financial results. Commonly compared sequential comparisons of GAAP data include total revenue, geographic revenue split, and segment revenue and profit.

First quarter 2013 compared with fourth quarter 2012

Total revenue, was $209.4 million, compared with $242.2 million as revenue declined across each operating segment. Revenue from customers in North America was $122.8 million (or 59% of total revenue), compared with $132.1 million (or 55% of total revenue). Revenue from customers outside North America was $86.6 million, (or 41% of total revenue), compared with $110.1 million (or 45% of total revenue) as flat revenue in the Asia Pacific region was offset by lower revenue in the Latin American Caribbean region and the Europe, Middle East and Africa region.

Optical

Revenue from the Optical segment was $93.1 million, compared with $97.2 million. Within this segment, increased revenue from the Tellabs® 7100 optical transport systems was more than offset by lower revenue from the Tellabs® 5000 digital cross-connect systems and the Tellabs® 6300 managed transport systems. Optical segment profit, driven by the lower level of revenue and reduced product gross margins, was $12.8 million, compared with $22.3 million.

Data

Revenue from the Data segment was $32.9 million, compared with $52.2 million, primarily on lower revenue from the Tellabs® 8600 and 8800 smart routers and the Tellabs® 8100 managed access systems. Data segment loss, driven by the lower revenue level and lower product gross margins, was $14.8 million compared with segment loss of $8.6 million.

Access

Revenue from the Access segment was $39.0 million, compared with $41.0 million. Within this segment, increased revenue from the Tellabs® 1600 single-family Optical Network Terminals (ONTs) was more than offset by lower revenue from the Tellabs® 1100 access systems and the Tellabs® 1000 access systems. Access segment profit was $8.2 million, compared with $8.4 million. The decline in Access segment profit was driven primarily by lower revenue and increased research and development expenses, which more than offset improved product gross margins.

Services

Revenue from the Services segment was $44.4 million, compared with $51.8 million. The decrease in segment revenue was driven primarily by the lower level of deployment, support agreement and professional services revenue. Services segment profit, driven primarily by the overall lower level of revenue, was $14.6 million, compared with $22.0 million.

Non-GAAP Financial Measures and Comparisons

We believe that comparing some quarterly non-GAAP financial measures on a sequential basis provides important supplemental information to management and investors regarding financial and business trends relating to our financial results. Commonly compared non-GAAP financial data includes gross profit as a percentage of revenue, operating expenses, operating earnings, net earnings and net earnings per share. A complete reconciliation between non-GAAP financial measures and the GAAP financial measures, along with an explanation of why we believe non-GAAP measures to be of value to management and investors, is contained in the Reconciliation of Non-GAAP Adjustments section of this news release.

First quarter 2013 compared with fourth quarter 2012

Non-GAAP gross profit margin was 34.8%, compared with 42.2%. The decrease in non-GAAP gross profit margin was driven primarily by the lower overall level of product revenue, including higher-margin Tellabs® 5000 and 8100 systems, and lower services gross margins.

Non-GAAP operating expenses were $94.8 million, compared with $99.4 million, as we continued to see the impact of restructuring and other cost-reduction activities.

Non-GAAP operating loss was $21.9 million, compared with operating earnings of $2.7 million, as lower revenue and gross margins more than offset reduced operating expenses.

Driven primarily by the lower overall revenue level, non-GAAP net loss was $13.6 million or $0.04 per share (basic and diluted), compared with net earnings of $3.2 million or $0.01 per share (basic and diluted).

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Quarter Ended
In millions, except per-share data	3/29/13	3/30/12
Gross Profit Reconciliation (GAAP / non-GAAP)
GAAP gross profit	$72.3	$95.7

Equity-based compensation - products (b)	0.2	0.3
Equity-based compensation - services (b)	0.4	0.5

Total adjustments related to gross profit	0.6	0.8

Non-GAAP gross profit	$72.9	$96.5

Non-GAAP gross profit percentage	34.8%	37.4%

Non-GAAP gross profit percentage - products	35.3%	38.8%
Non-GAAP gross profit percentage - services	32.9%	31.5%

Operating Expenses Reconciliation (GAAP / non-GAAP)
GAAP operating expenses	$133.1	$232.6

Equity-based compensation - research and development (b)	0.6	1.8
Equity-based compensation - sales and marketing (b)	0.5	0.9
Equity-based compensation - general and administrative (b)	1.4	2.0
Intangible asset amortization (c)	1.1	2.2
Restructuring and other charges (d), (e)	34.7	106.0

Total adjustments related to operating expenses	38.3	112.9

Non-GAAP operating expenses	$94.8	$119.7

Operating Loss Reconciliation (GAAP / non-GAAP)
GAAP operating loss	$(60.8)	$(136.9)

Total adjustments related to gross profit	0.6	0.8
Total adjustments related to operating expenses	38.3	112.9

Non-GAAP operating loss	$(21.9)	$(23.2)

Non-GAAP operating loss as a percentage of revenue	-10.5%	-9.0%

Net Loss Reconciliation (GAAP / non-GAAP)
GAAP net loss	$(55.9)	$(139.8)

Total adjustments related to gross profit	0.6	0.8
Total adjustments related to operating expenses	38.3	112.9
Income tax effect (g)	3.4	10.8

Non-GAAP net loss	$(13.6)	$(15.3)

Non-GAAP net loss per share - basic	$(0.04)	$(0.04)

Non-GAAP net loss per share - diluted	$(0.04)	$(0.04)

(1)	Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information to evaluate our operating performance. These operating performance measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial performance measures, we provide a reconciliation of non-GAAP financial performance measures to the most closely applicable GAAP financial performance measure. Management believes the non-GAAP financial performance measures are an important measure of operating performance and provides useful information to investors to better evaluate the operating performance of our business as it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it facilitates comparisons to historical results of operations. Management uses these non-GAAP financial performance measures as supplements to our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business as well as for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Quarter Ended
In millions, except per-share data	3/29/13	12/28/12
Gross Profit Reconciliation (GAAP / non-GAAP)
GAAP gross profit	$72.3	$93.4

Inventory and purchase commitments adjustment (a)	—	8.1
Equity-based compensation - products (b)	0.2	0.2
Equity-based compensation - services (b)	0.4	0.4

Total adjustments related to gross profit	0.6	8.7

Non-GAAP gross profit	$72.9	$102.1

Non-GAAP gross profit percentage	34.8%	42.2%

Non-GAAP gross profit percentage - products	35.3%	42.1%
Non-GAAP gross profit percentage - services	32.9%	42.4%

Operating Expenses Reconciliation (GAAP / non-GAAP)
GAAP operating expenses	$133.1	$112.7

Equity-based compensation - research and development (b)	0.6	1.3
Equity-based compensation - sales and marketing (b)	0.5	0.6
Equity-based compensation - general and administrative (b)	1.4	1.5
Intangible asset amortization (c)	1.1	1.1
Restructuring and other charges (d)	34.7	8.8

Total adjustments related to operating expenses	38.3	13.3

Non-GAAP operating expenses	$94.8	$99.4

Operating Loss Reconciliation (GAAP / non-GAAP)
GAAP operating loss	$(60.8)	$(19.3)

Total adjustments related to gross profit	0.6	8.7
Total adjustments related to operating expenses	38.3	13.3

Non-GAAP operating (loss) earnings	$(21.9)	$2.7

Non-GAAP operating (loss) earnings as a percentage of revenue	-10.5%	1.1%

Net Loss Reconciliation (GAAP / non-GAAP)
GAAP net loss	$(55.9)	$(23.3)

Total adjustments related to gross profit	0.6	8.7
Total adjustments related to operating expenses	38.3	13.3
Gain on sale of long-term equity investment (f)	—	(3.0)
Income tax effect (g)	3.4	7.5

Non-GAAP net (loss) earnings	$(13.6)	$3.2

Non-GAAP net (loss) earnings per share - basic	$(0.04)	$0.01

Non-GAAP net (loss) earnings per share - diluted	$(0.04)	$0.01

(1)	Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information to evaluate our operating performance. These operating performance measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial performance measures, we provide a reconciliation of non-GAAP financial performance measures to the most closely applicable GAAP financial performance measure. Management believes the non-GAAP financial performance measures are an important measure of operating performance and provides useful information to investors to better evaluate the operating performance of our business as it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it facilitates comparisons to historical results of operations. Management uses these non-GAAP financial performance measures as supplements to our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business as well as for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

Footnotes to reconciliation of non-GAAP adjustments:

(a)	We excluded $8.1 million from cost of revenue - products in the fourth quarter of 2012 for a reserve for inventory and purchase commitments related to the decision to discontinue the 9200 product. At the time of the decision we had not sold any 9200 product for commercial installation and we excluded this charge because we believe that it is not related directly to the underlying performance of our ongoing business operations and we excluded this measure when we review financial results and for business planning and performance management. Although this event is reflected in our GAAP financials, this transaction may limit the comparability of our fundamental, ongoing operations with prior and future periods.

(b)	The adjustments to cost of revenue, research and development, sales and marketing, and general and administrative expenses reflect equity-based compensation expense. We exclude these measures when reviewing financial results and for business planning and performance management. We believe that the exclusion of equity-based compensation expense allows for more accurate comparisons of operating results to our peer companies. In addition, we believe this non-cash GAAP measure is not indicative of our fundamental operating performance.

(c)	We exclude amortization of intangible assets resulting from acquisitions to evaluate our continuing operational performance. The amortization of purchased intangible assets associated with acquisitions results in recording expense in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. We believe this non-cash GAAP measure is not indicative of our core operating performance. Accordingly, we analyze the performance of operations without regard to such expenses.

(d)	We exclude restructuring and other charges because we believe that they are not related directly to the ongoing performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning and performance management. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our fundamental operations with prior and future periods.

(e)	In conjunction with the January 30, 2012 Restructuring Plan, we recorded $47.7 million of accelerated amortization for abandoned intangible assets in the first quarter of 2012 related to the mobile packet core technology. We believe this non-cash GAAP measure is not indicative of our core operating performance.

(f)	The $3.0 million adjustment to other income (expense), net in the fourth quarter of 2012 reflects a gain on the sale of a long-term equity investment. We exclude gains on sales of long-term equity investments because we believe that they are not related directly to the underlying performance of our working capital assets.

(g)	We calculate a separate tax expense and effective tax rate for GAAP and for non-GAAP purposes. For non-GAAP purposes, we use a 32% effective tax rate which represents the projected, long term effective tax rate on non-GAAP pretax income. Our non-GAAP tax rate assumes full use of loss and credit carryforwards without reduction for valuation allowances.